UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2012
ENZON PHARMACEUTICALS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	0-12957 (Commission File Number)	22-2372868 (IRS Employer Identification No.)

20 Kingsbridge Road, Piscataway, New Jersey (Address of principal executive offices)	08854 (Zip Code)

(732) 980-4500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2012, the Board of Directors (the “Board”) of Enzon Pharmaceuticals, Inc. (the “Company”) determined that the employment of Ana I. Stancic, who was serving as the Company’s Principal Executive Officer, Executive Vice President, Chief Operating Officer and Chief Financial Officer, would conclude effective May 16, 2012.

Following Ms. Stancic’s departure, the Board appointed George W. Hebard III, who is currently a director of the Company, to serve as the Company’s Principal Executive Officer and Chief Operating Officer on an interim basis. Mr. Hebard was appointed as a director of the Company on February 27, 2012. From September 2011 to April 2012, Mr. Hebard was a Managing Director at Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. He continued to provide consulting services to Icahn Capital LP until May 22, 2012. Prior to joining Mr. Icahn, from 2005 to 2011, Mr. Hebard served as a Managing Director at Blue Harbour Group, an investment firm in Greenwich, Connecticut. Prior to Blue Harbour Group, Mr. Hebard served as a Managing Director at Ranger Partners from 2002 to 2003, and prior to Ranger Partners, Mr. Hebard was an Associate at Icahn Associates Corp. from 1998 to 2002. Mr. Hebard is also a director of CVR Energy, Inc. He has an MBA from INSEAD and an A.B. in Economics from Princeton University.

The compensation arrangements with respect to the appointment of Mr. Hebard as the Company’s interim Principal Executive Officer and interim Chief Operating Officer have not yet been finalized.

There is no arrangement or understanding between Mr. Hebard and any other persons pursuant to which Mr. Hebard was selected as the Company’s interim Principal Executive Officer and interim Chief Operating Officer that would require disclosure under Item 401(b) of Regulation S-K. Mr. Hebard does not have any family relationship with any of the Company’s directors or executive officers that would require disclosure under Item 401(d) of Regulation S-K. The Company is not aware of any relationship or transaction in which Mr. Hebard has or will have an interest, or was or is a party, that would require disclosure under Item 404(a) of Regulation S-K.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The 2012 annual meeting of stockholders (the “2012 Annual Meeting”) of the Company was held on May 16, 2012. At the 2012 Annual Meeting, the Company’s stockholders voted on the following matters: (1) the election of seven directors for one-year terms until the 2013 annual meeting of stockholders, (2) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and (3) the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

A total of 44,287,442 shares of the Company’s common stock (“Common Stock”) were present or represented by proxy at the 2012 Annual Meeting, representing approximately 91.7% of the total shares of Common Stock entitled to vote at the 2012 Annual Meeting.

The tables below set forth the number of votes cast for and against, and the number of abstentions and broker non-votes, for each matter voted upon by the Company’s stockholders.

1.	Election of Directors. The Company’s stockholders elected each of the seven nominees named in the proxy statement by a majority of the votes cast at the 2012 Annual Meeting (excluding abstentions and broker non-votes) to serve on the Company’s Board of Directors for a one-year term until the 2013 annual meeting of stockholders, as set forth below:
Name of Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes
Alexander J. Denner	39,437,807	599,480	19,066	4,231,089
Richard C. Mulligan	39,438,891	598,386	19,076	4,231,089
Thomas F. Deuel	39,233,040	805,937	17,376	4,231,089
George W. Hebard III	39,406,857	632,020	17,476	4,231,089
Robert LeBuhn	37,904,210	2,134,442	17,701	4,231,089
Robert C. Salisbury	39,442,322	596,855	17,176	4,231,089
Richard A. Young	37,875,077	2,164,109	17,167	4,231,089

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. This proposal was approved as set forth below:
Votes For	Votes Against	Abstentions
44,082,869	154,991	49,582
3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers. This proposal was approved as set forth below:
Votes For	Votes Against	Abstentions	Broker Non-Votes
39,101,319	914,755	40,279	4,231,089

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZON PHARMACEUTICALS, INC.
(Registrant)
Date: May 22, 2012	By:	/s/ Andrew Rackear
Name: Andrew Rackear
Title: Vice President and General Counsel